As filed with the Securities and Exchange Commission on November 20, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW YORK & COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-1031445
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

450 West 33rd Street, 5th Floor
New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

New York & Company, Inc.
Amended and Restated 2006 Long-Term Incentive Plan
(Full Title of the Plan)

Richard P. Crystal

Chairman and Chief Executive Officer

450 West 33rd Street, 5th Floor

New York, New York 10001

(Name and Address of Agent For Service)

212-884-2000

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Christian O. Nagler

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022-4611

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share	2,172,667 shares	(1)	$3.96	(2)	$8,603,761	(2)	$480.09	(2)
Common Stock, par value $0.001 per share	327,333 shares	(1)	$3.28	(2)	$1,073,652	(2)	$59.91	(2)
Common Stock, par value $0.001 per share	1,958,996 shares	(1)(3)	—	(3)	—	(3)	—	(3)

(1)          This Registration Statement covers 2,500,000 shares of common stock, par value $0.001 per share of New York & Company, Inc. (the “Company”) for offer or sale under the Company’s Amended and Restated 2006 Long-Term Incentive Plan (the “New Plan”) plus 1,958,996 shares of common stock, par value $0.001 per share of the Company, which were unused or unsold under the Company’s 2006 Long-Term Incentive Plan as of November 16, 2009 (the “Carried-Over Shares”). The Carried-Over Shares were previously registered under Registration Statement on Form S-8 (Registration No. 333-119803), as originally filed with the Securities and Exchange Commission on October 18, 2004 and amended on October 4, 2006 (the “Prior Registration”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of shares that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the New Plan.

(2)          The registration fee for the 2,500,000 shares is estimated pursuant to Rule 457(h) under the Securities Act. As of November 16, 2009, the 2,500,000 shares being registered on this Form S-8 consist of: (i) 2,172,667 shares that are available for future issuance under the New Plan, and (ii) 327,333 shares that are underlying outstanding stock options issued by the Company in connection with its June 29, 2009 Stock Option Exchange Program. The price per share and aggregate offering price for the 2,172,667 shares are based on the average of the high and low sale prices per share of common stock of the Company quoted on the New York Stock Exchange on November 16, 2009. The price per share and aggregate offering price for the 327,333 shares underlying outstanding stock options are based on the exercise price of such stock options.

3)              The registration fee for 1,958,996 Carried-Over Shares registered under the Prior Registration Statement was previously paid by the Company. No filing fee with respect to the Carried-Over Shares is required in accordance with Rule 457(p) under the Securities Act and Instruction E to the General Instructions to Form S-8.

EXPLANATORY NOTE

New York & Company, Inc. (the “Company”) has filed this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer or sale of (i) 2,500,000 shares of common stock, par value $0.001 per share of the Company, not previously registered, pursuant to the Company’s Amended & Restated 2006 Long-Term Incentive Plan (the “New Plan”), and (ii) 1,958,996 shares of common stock, par value $0.001 per share of the Company that were previously registered (as further described below), pursuant to the Company’s 2006 Long-Term Incentive Plan (the “Prior Plan”) under Registration Statement on Form S-8 (Registration No. 333-119803), as originally filed with the Securities and Exchange Commission (the “SEC”) on October 18, 2004 and amended on October 4, 2006 (the “Prior Registration Statement”).

The Company’s board of directors and stockholders approved the New Plan on March 18, 2009, and June 29, 2009, respectively. The Company desires to have an aggregate of up to 4,458,996 shares of common stock registered hereunder for offer or sale under the New Plan, which consists of 2,500,000 new shares of common stock plus 1,958,996 shares of common stock which were unused or unsold under the Prior Plan as of November 16, 2009 (the “Carried-Over Shares”). Any remaining shares that were available for issuance under the Prior Plan are no longer available for new awards under the Prior Plan and will now be issued under the New Plan.

Accordingly, in accordance with Rule 457(p) under the Securities Act and Instruction E to the General Instruction to Form S-8: (i) the Company is carrying over the Carried-Over Shares from the Prior Registration Statement and registering 2,500,000 new shares of common stock, of which all 4,458,996 shares may be offered or sold pursuant to this Registration Statement; and (ii) the registration fee allocable to the Carried-Over Shares paid by the Company in connection with the Prior Registration Statement is carried over in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the SEC are incorporated herein by reference:

(a)             The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed with the SEC on April 7, 2009;

(b)             The Company’s Proxy Statement on Schedule 14A, filed with the SEC on May 15, 2009;

(c)              The Company’s Quarterly Report on Form 10-Q, for the quarterly period ended May 2, 2009, filed with the SEC on June 11, 2009;

(d)             The Company’s Quarterly Report on Form 10-Q, for the quarterly period ended August 1, 2009, filed with the SEC on September 10, 2009;

(e)              The description of the common stock, par value $0.001 per share, of the registrant included in its Registration Statement on Form 8-A filed on October 4, 2004; and

(f)                The Company’s Current Report on Form 8-K, filed on September 29, 2009.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement, as amended, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, as amended.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares offered hereby will be passed on for the Registrant by Kirkland & Ellis LLP. Certain partners at Kirkland & Ellis LLP indirectly own 125,366 shares of the Registrant’s common stock through investment partnerships. None of such shares are being registered under this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our restated certificate of incorporation contains a provision that eliminates the personal liability of directors to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent permitted by Delaware General Corporation Law. It also contains provisions that provide for the indemnification of directors of the company for third party actions and actions by or in the right of the company that mirror Section 145 of the Delaware General Corporation Law.

In addition, our restated certificate of incorporation states that we shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general), manager, trustee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of applicable law.

Service as a director, officer, employee or agent or another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by us are conclusively presumed to be serving in such capacity upon our request. Persons who become or remain directors after the date of adoption of the indemnity provisions are presumed to rely on them in entering into or remaining in such service.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Reference is made to the Index of Exhibits that immediately precedes the exhibits filed with this Registration Statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of express expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 20, 2009.

NEW YORK & COMPANY, INC.

By	/s/ Richard P. Crystal
Name:	Richard P. Crystal
Title:	Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard P. Crystal and Sheamus Toal his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform such, each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement and the forgoing Power of Attorney have been signed by the following persons in the capacities indicated on November 20, 2009.

Signature	Title

/s/ Richard P. Crystal	Chairman and Chief Executive Officer
Richard P. Crystal	(Principal executive officer)

/s/ Sheamus Toal	Executive Vice President and Chief Financial Officer
Sheamus Toal	(Principal financial officer and Principal accounting officer)

/s/ Bodil M. Arlander	Director
Bodil M. Arlander

/s/ Philip M. Carpenter III	Director
Philip M. Carpenter III

/s/ David H. Edwab	Director
David H. Edwab

/s/ John D. Howard	Director
John D. Howard

/s/ Louis Lipschitz	Director
Louis Lipschitz

/s/ Edward W. Moneypenny	Director
Edward W. Moneypenny

/s/ Grace Nichols	Director
Grace Nichols

/s/ Richard L. Perkal	Director
Richard L. Perkal

/s/ Arthur E. Reiner	Director
Arthur E. Reiner

/s/ Pamela Grunder Sheiffer	Director
Pamela Grunder Sheiffer

INDEX OF EXHIBITS

Exhibit
No.	Description

4.1	New York & Company, Inc. Amended and Restated 2006 Long-Term Incentive Plan

5.1	Opinion of Kirkland & Ellis LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)